Exhibit 99.2

CONSENT OF ARTHUR J. HILL

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned, Arthur J. Hill, hereby consents to all references to him in the Registration Statement on Form S-11 (including any amendments thereto, the “Registration Statement”) of O’Donnell Strategic Industrial REIT, Inc., and the prospectus included therein, including, without limitation, any references under the heading “Management” to the undersigned agreeing to serve as a director of O’Donnell Strategic Industrial REIT, Inc. upon election by the board of directors to fill a vacancy prior to the commencement of the offering described therein. The undersigned also grants his permission to file a copy of this consent as an exhibit to the Registration Statement.

February 11, 2011	/s/ Arthur J. Hill
Arthur J. Hill